Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF DOMESTICATION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 388 OF THE

DELAWARE GENERAL CORPORATION LAW

Inflection Point Acquisition Corp. II, presently a Cayman Islands exempted company, organized and existing under the laws of the Cayman Islands (the “Non-Delaware Corporation”), does hereby certify:

1)	The Non-Delaware Corporation was first formed on March 6, 2023.

2)	The name under which the Non-Delaware Corporation first formed was Inflection Point Acquisition Corp. II, and the jurisdiction where the Non-Delaware Corporation first formed is the Cayman Islands.

3)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Inflection Point Acquisition Corp. II

4)	The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Non-Delaware Corporation or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate is the Cayman Islands.

5)	The name of the Corporation as set forth in the Certificate of Incorporation is USA Rare Earth, Inc.

6)	The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Non-Delaware Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

***

This Certificate of Incorporation shall be effective on March 12, 2025 at 3:00 p.m. (Eastern Time).

[Signature on next page.]

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate on the 12th day of March, 2025.

INFLECTION POINT ACQUISITION CORP. II a Cayman Islands company

/s/ Michael Blitzer
Name: Michael Blitzer
Title: Chief Executive Officer and Director

[Signature Page to Certificate of Domestication]